Exhibit 10.270

SEVENTH LEASE AMENDMENT TO LEASE AGREEMENT

THIS SEVENTH LEASE AMENDMENT TO LEASE AGREEMENT (hereinafter referred to as the “Amendment”) is made as of the 1st day of September 2009, by and between DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership (hereinafter referred to as “Landlord”) and PPD DEVELOPMENT LP, a Texas limited partnership and successor in interest to PPD Development, Inc. (hereinafter referred to as “Tenant”).

WITNESSETH:

WHEREAS, pursuant to a Lease Agreement dated January 28, 1998 by and between Landlord and Tenant, and as amended by that certain First Amendment to Lease Agreement dated July 9, 1997, and as amended by that certain Second Amendment to Lease Agreement dated June 26, 1998, and as amended by that certain First Amendment to Lease Agreement dated February 18, 1999, and as amended by that certain Fourth Amendment to Lease Agreement July 6, 1999, and as amended by that certain Fifth Amendment to Lease Agreement dated October 1, 2002, and as further amended by that certain Sixth Amendment to Lease Agreement dated February 6, 2006 (collectively the Lease Agreement, and all amendments thereto shall be referred to herein collectively as the “Lease”), Landlord leases to Tenant certain premises containing approximately 100,987 rentable square feet in a building (the “Building”) located on certain land (the “Land”) at 3900 North Paramount Parkway, Morrisville, Wake County, North Carolina, 27560 (the “Premises”), within Perimeter Park (the “Park”), all as more particularly described in the Lease;

WHEREAS, Landlord and Tenant desire to restructure and extend the Lease Term; and

WHEREAS, Landlord and Tenant desire to amend certain provisions of the Lease to reflect such extension.

NOW, THEREFORE, for and in consideration of Ten Dollars ($10.00) paid by Landlord and Tenant to one another, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Landlord and Tenant, Landlord and Tenant amend the Agreement as follows:

1. Incorporation of Recitals. The above recitals are hereby incorporated into this Amendment as if fully set forth herein. All capitalized terms used herein but undefined shall have the meaning as defined in the Lease.

2. Term. Section 1(b) of the Lease is amended so that the term “Termination Date” shall mean and refer to November 30, 2023.

3. Base Rent, Operating Expenses and Security Deposit. Effective as of January 1, 2010 (the “Effective Date”), Article 2 of the Lease is hereby deleted and replaced with the following:

“2. RENT.

(a) Annual Base Rent:

01/01/2010 – 12/31/2010	$1,979,345.00
01/01/2011 – 12/31/2011	$2,018,932.08
01/01/2012 – 12/31/2012	$2,059,310.76
01/01/2013 – 12/31/2013	$2,100,497.04
01/01/2014 – 12/31/2014	$2,142,507.00
01/01/2015 – 12/31/2015	$2,185,357.08
01/01/2016 – 12/31/2016	$2,229,064.20
01/01/2017 – 12/31/2017	$2,273,645.52
01/01/2018 – 12/31/2018	$2,319,118.44
01/01/2019 – 12/31/2019	$2,365,500.96
01/01/2020 – 12/31/2020	$2,412,810.84
01/01/2021 – 12/31/2021	$2,461,067.16
01/01/2022 – 12/31/2022	$2,510,288.52
01/01/2023 – 11/30/2023	$2,347,119.72 (11 months)

Monthly Installments of Base Rent:

01/01/2010 – 12/31/2010	$164,945.43
01/01/2011 – 12/31/2011	$168,244.34
01/01/2012 – 12/31/2012	$171,609.23
01/01/2013 – 12/31/2013	$175,041.42
01/01/2014 – 12/31/2014	$178,542.25
01/01/2015 – 12/31/2015	$182,113.09
01/01/2016 – 12/31/2016	$185,755.35
01/01/2017 – 12/31/2017	$189,470.46
01/01/2018 – 12/31/2018	$193,259.87
01/01/2019 – 12/31/2019	$197,125.08
01/01/2020 – 12/31/2020	$201,067.57
01/01/2021 – 12/31/2021	$205,088.93
01/01/2022 – 12/31/2022	$209,190.71
01/01/2023 – 11/30/2023	$213,374.52

Tenant shall pay to Landlord the Annual Base Rent in the monthly installments of Base Rent in advance, without demand, deduction or offset, on the Effective Date and on or before the first day of each and every calendar month thereafter during the Lease Term. The monthly installments of Base Rent for partial calendar months shall be prorated.

(b) Annual Rental Adjustment Definitions.

(i) “Annual Rental Adjustment” shall mean the amount of Tenant’s Proportionate Share of Operating Expenses for a particular calendar year.

(ii) “Operating Expenses” shall mean the amount of all of Landlord’s costs and expenses paid or incurred in operating, repairing, replacing and maintaining the Building and the common areas in good condition and repair for a particular calendar year (including all additional costs and expenses that Landlord reasonably determines that it would have paid or incurred during such year if the Building had been fully occupied), including by way of illustration and not limitation, the following: all Real Estate Taxes (as hereinafter defined), insurance premiums and deductibles; water, sewer, electrical and other base Building utility charges other than Tenant’s critical cooling systems, UPS systems or any similar system and the separately billed electrical and other charges paid by Tenant as provided in this Lease (or other tenants in the Building); service and other charges incurred in the repair, replacement, operation and maintenance of the elevators and the heating, ventilation and air-conditioning system; costs associated with providing fitness facilities, if any; cleaning and other janitorial services; tools and supplies; repair costs; landscape maintenance costs; security patrols; license, permit and inspection fees; management fees; administrative fees; supplies, costs, wages and related employee benefits payable for the management, maintenance and operation of the Building; maintenance, repair and replacement of the driveways, parking and sidewalk areas (including snow and ice removal), landscaped areas, and lighting; and maintenance and repair costs, dues, fees and assessments incurred under any covenants or charged by any owners association. The cost of any Operating Expenses that are capital in nature shall be amortized over the useful life of the improvement (as reasonably determined by Landlord), and only the amortized portion shall be included in Operating Expenses. Notwithstanding anything to the contrary in this Lease, the management fees for any single year shall not exceed 4% of the annual gross rental receipts for the Building for that year.

(iii) “Tenant’s Proportionate Share” shall be calculated by dividing the rentable square footage of the Premises by the rentable square footage of the Building. Tenant’s Proportionate Share equals one hundred percent (100%). Tenant’s Proportionate Share shall also be known as Tenant’s pro rata share.

(iv) “Tenant’s Proportionate Share of Operating Expenses” shall mean an amount equal to the remainder of (i) the product of Tenant’s Proportionate Share times the Operating Expenses less (ii) Tenant’s Proportionate Share times the Operating Expenses for the Base Year which is 2010, provided that such amount shall not be less than zero.

(v) “Real Estate Taxes” shall mean any form of real estate tax or assessment or service payments in lieu thereof, and any license fee, commercial rental tax or similar franchise tax, improvement bond or other similar charge or tax (other than inheritance, personal income or estate taxes) imposed upon the Building or common areas, or against Landlord’s business of leasing the Building, by any authority having the power to so charge or tax, together with costs and expenses of contesting the validity or amount of the Real Estate Taxes.

(c) Payment of Additional Rent.

(i) Any amount required to be paid by Tenant hereunder (in addition to Annual Base Rent) and any charges or expenses incurred by Landlord on behalf of Tenant under the terms of this Lease shall be considered “Additional Rent” payable in the same manner and upon the same terms and conditions as the Annual Base Rent reserved hereunder, except as set forth herein to the contrary. Any failure on the part of Tenant to pay such Additional Rent when and as the same shall become due shall entitle Landlord to the remedies available to it for non-payment of Annual Base Rent.

(ii) In addition to the Annual Base Rent specified in this Lease, commencing on the Effective Date, Tenant shall pay to Landlord as Additional Rent for the Premises, in each calendar year or partial calendar year during the Lease Term, an amount equal to the Annual Rental Adjustment for such calendar year. Landlord shall estimate the Annual Rental Adjustment annually, and written notice thereof shall be given to Tenant prior to the beginning of each calendar year. Tenant shall pay to Landlord each month, at the same time the monthly installment of Base Rent is due, an amount equal to one-twelfth ( 1/12) of the estimated Annual Rental Adjustment. If Operating Expenses increase during a calendar year, Landlord may increase the estimated Annual Rental Adjustment during such year by giving Tenant written notice to that effect, and thereafter Tenant shall pay to Landlord, in each of the remaining months of such year, an amount equal to the amount of such increase in the estimated Annual

Rental Adjustment divided by the number of months remaining in such year. Within a reasonable time after the end of each calendar year, Landlord shall prepare and deliver to Tenant a statement showing the actual Annual Rental Adjustment. Within thirty (30) days after receipt of the aforementioned statement, Tenant shall pay to Landlord, or Landlord shall credit against the next rent payment or payments due from Tenant, as the case may be, the difference between the actual Annual Rental Adjustment for the preceding calendar year and the estimated amount paid by Tenant during such year. This Section (ii) shall survive the expiration or any earlier termination of this Lease.

(d) In the event Tenant shall dispute the amount set forth in any statement provided by Landlord pursuant to Section (ii) above, Tenant shall have the right, not later than thirty (30) days following the receipt of such statement and upon condition that Tenant shall first deposit with Landlord the undisputed portion, if any, to elect to have Landlord’s books and records with respect to such calendar year to be audited by auditors selected by Tenant and subject to Landlord’s reasonable approval or to notify Landlord of a disputed item which Tenant does not believe requires an audit to be resolved. If such dispute shall not have been settled by agreement within thirty (30) days after Tenant provides Landlord with such written notice, Tenant may elect to conduct an audit of such item in accordance with this paragraph. All such audits must be completed no later than one hundred twenty (120) days after receipt of such statement, with such time limit to be extended due to delays caused by Landlord. All costs for the audit shall be borne by Tenant unless the audit discloses an overcharge of ten percent (10%) or more, in which case the costs of the audit not to exceed $5,000 shall be borne by Landlord. If Tenant shall not request an audit in accordance with the provisions of this paragraph within the time periods specified above, such statement shall be final and binding for all purposes hereof.

(e) Utilities for the Premises included as a part of Operating Expenses shall not include utility charges and HVAC beyond the hours of 8:00 AM to 6:00 PM, Monday-Friday, and 8:00 AM to 1:00 PM on Saturday. Any usage by Tenant of HVAC and utilities at times other than the aforesaid hours shall be at the sole cost and expense of Tenant. Landlord shall bill Tenant directly for all such costs as a separate item of Additional Rent, and Tenant shall pay such amounts within fifteen (15) days of receipt of demand for payment from Landlord, and the failure by Tenant to pay such costs in accordance with the demand made by Landlord shall be treated in the same manner under this Lease as a non-payment of base rent by Tenant with Landlord being afforded the same rights and remedies for such non-payment.

Landlord shall calculate and incur Operating Expenses in a manner that is substantially consistent with previous years of the Lease Term. Notwithstanding anything in the Lease to the contrary, but subject to the cap in management fees in Section 2(b)(ii), with the exception of “Uncontrollable Expenses” (defined as Real Estate Taxes, insurance premiums, utilities, janitorial services, snow removal, landscaping, management fees, and charges assessed against the Building pursuant to any covenants or owner’s association). Increases in all other Operating Expenses that are not Uncontrollable Expenses (herein “Controllable Expenses”) shall be limited to an eight percent (8%) per annum increase over the amount of the Controllable Expenses for the immediately preceding calendar year. Landlord shall use commercially reasonable efforts to manage the Operating Expenses.”

(f) Tenant may make any payment due to Landlord under this Lease by check, wire or via the Automated Clearing House (“ACH”) network. Landlord shall provide wiring instructions and/or ACH payment information upon request by Tenant.

4. Tenant Allowance. Provided that no uncured material nonmonetary default and no uncured monetary default by Tenant (of which Tenant has received notice and failed to cure prior to the expiration of the applicable cure period) has occurred and is then continuing Landlord shall provide an allowance payable in cash to Tenant in three installments, which shall be due and payable on the following dates: $989,672.58 on March 31, 2010, $706,909.00 on June 30, 2013, and $706,909.00 on June 30, 2018 (the “Extension Allowance”). The Extension Allowance shall, at the option of Tenant, be payable by check deliverable to the address for notices set forth in Article 20, or by wire pursuant to wiring instructions provided by Tenant. Notwithstanding anything to the contrary in the Lease or this Amendment, Tenant, in its sole discretion, may use the Extension Allowance in any manner and for any purpose (whether or not related to the Premises or this Lease) Tenant deems appropriate, including, but not limited to, using the Extension Allowance in connection with various alterations to the Premises or using the Extension Allowance to pay Tenant’s rent. Tenant acknowledges and agrees, that in the event Tenant, in its sole discretion, elects to use the Extension Allowance for the construction and installation of any alterations to the Premises, such alterations shall be subject to and performed in accordance with Article 5 of the Lease. Tenant shall not be required to provide any accounting of Tenant’s use of the Extension Allowance to Landlord.

5. Option to Renew. Section 1(c) of the Lease is hereby deleted in its entirety and replaced with the following:

“(c). Options to Extend.

(a) Grant and Exercise of Option. Provided that no uncured material default by Tenant has occurred and is then continuing, Tenant shall have the option to extend the Lease Term for two (2) additional periods of five (5) years each (the “Extension Term(s)”). Each Extension Term shall be upon the same terms and conditions contained in the Lease except (x) this provision giving two (2) extension options shall be amended to reflect the remaining options to extend, if any, and (y) any improvement allowances or other concessions applicable to the Premises under the Lease shall not apply to the Extension Term, and (z) the Base Annual Rent shall be adjusted as set forth below (the “Rent Adjustment”). Tenant shall exercise each option by delivering to Landlord, no later than six (6) months prior to the expiration of the preceding term, written notice of Tenant’s desire to extend the Lease Term. Tenant’s failure to timely exercise such option shall be deemed a waiver of such option and any succeeding option. Landlord shall notify Tenant of the amount of the Rent Adjustment no later than ninety (90) days prior to the commencement of the Extension Term. Tenant shall be deemed to have accepted the Rent Adjustment if it fails to deliver to Landlord a written objection thereto within fifteen (15) days after receipt thereof. If Tenant properly exercises its option to extend, Landlord and Tenant shall execute an amendment to the Lease (or, at Landlord’s option, a new lease on the form then in use for the Building) reflecting the terms and conditions of the Extension Term within thirty (30) days after Tenant’s acceptance (or deemed acceptance) of the Rent Adjustment.

(b) Rent Adjustment. The Base Annual Rent for the applicable Extension Term shall be an amount equal to ninety-five percent (95%) of the Base Annual Rent then being received by Landlord from current tenants of the Building for space of comparable size and quality and with similar or equivalent improvements as are found in the Building, and if none, then in similar buildings in the Park; provided, however, that in no event shall the Base Annual Rent during the applicable Extension Term be less than the highest Base Annual Rent payable during the immediately preceding term. The monthly installments of Base Rent shall be an amount equal to one-twelfth ( 1/12) of the Base Annual Rent for the applicable Extension Term and shall be paid at the same time and in the same manner as provided in the Lease.”

6. Notices. Article 20 of the Lease is hereby amended as follows: With respect to Landlord and Tenant, the addresses for notices are:

Landlord:	Duke Realty Limited Partnership
c/o Duke Realty Corporation
Attn.: Raleigh Market – Vice President,
Asset Management & Customer Service
3005 Carrington Mill Road, Suite 100
Morrisville, North Carolina, 27560

With a copy to:	Duke Realty Limited Partnership
c/o Duke Realty Corporation
Attn: Raleigh Market Attorney
3950 Shackleford Road, Suite 300
Duluth, Georgia 30096-8268

With Payments to:	Duke Realty Limited Partnership
75 Remittance Drive, Suite 3205
Chicago, IL 60675-3205

Tenant:	PPD Development, LP
929 North Front Street
Wilmington, NC 28401
Attn: Corporate Site Services Administrator

With a copy to:	PPD Development, LP
929 North Front Street
Wilmington, NC 28401
Attn: General Counsel

7. Brokers. Article 21 of the Lease is hereby deleted and replaced with the following:

“21. BROKER’S CLAUSE. Except for UGL EQUIS CORPORATION, an Illinois corporation, representing Tenant, whose commission shall be paid by Landlord, Landlord and Tenant each represents and warrants to the other that neither party has engaged or had any conversations or negotiations with any broker, finder or other third party concerning the matters set forth in this Amendment who would be entitled to any commission or fee based on the execution of this Amendment. Landlord and Tenant each hereby indemnifies the other against and from any claims for any brokerage commissions and all costs, expenses and liabilities in connection therewith, including, without limitation, reasonable attorneys’ fees and expenses actually incurred, for any breach of the foregoing. The foregoing indemnification shall survive the termination of the Lease for any reason.”

8. Covenant of Tenant. Article 26 of the Lease is hereby amended by adding the following provision to the end of the last sentence: “Notwithstanding anything to the contrary herein, in no event will Tenant be required to make any changes to the provisions in this Amendment regarding the Extension Allowance or any remedies Tenant may have in the event of a failure to comply with such obligations.”

9. Landlord Transfer. Section 27(g) of the Lease is hereby amended by adding the following provision: “As a condition of the release in this Section 27(g), Landlord and any such new owner shall enter into a written agreement acknowledging the new owner’s obligations and liabilities of Landlord under this Lease that shall specifically include a statement that the new owner will comply with Landlord’s obligation to make the Extension Allowance payments as provided Section 4 of this Amendment.”

10. Tenant Remedies. Section 27(l) of the Lease is hereby amended by adding the following provision: “(iv) Notwithstanding anything to the contrary in the Lease, in addition to any other remedies which may be available, in the event Landlord fails to make all or any portion of an installment payment of the Extension Allowance on the date specified in this Lease, Tenant may, in its sole discretion, after giving Landlord written notice of such failure to make a payment and thirty (30) days to make the payment, credit the amount of the installment payment of the Extension Allowance that Landlord has failed to make against any Annual Base Rent or Additional Rent that may be payable under the Lease.”

11. Miscellaneous. Section 27(m) of the Lease is hereby amended by adding the following provision: “Notwithstanding anything to the contrary, Tenant shall be permitted to deduct any amount of the Extension Allowance that Landlord has failed to make against any rent payment due under the Lease, including, but not limited to base rent or Additional Rent, regardless of whether any holder of a mortgage or beneficiary of a deed of trust, or any assignee thereof, takes over Landlord’s rights under this Lease.”

12. Emergency Generator.

(a) Tenant, at its sole cost and expense and subject to the terms of the Lease, shall have the right to operate and maintain the emergency generator and related equipment (collectively, the “Generator”) currently serving the Premises. Tenant shall operate and maintain the Generator in accordance with all federal, state and local laws and regulations and with any protective covenants. Tenant shall be solely responsible for obtaining any necessary permits and licenses required to operate and maintain the Generator and shall provide copies thereof to Landlord. Tenant, at Tenant’s sole cost and expense, shall maintain existing screening around the Generator. Tenant shall at all times keep the Generator and the surrounding area in a clean and orderly condition.

(b) Tenant, at its sole cost and expense, shall be responsible for removing the Generator and any screening surrounding the Generator and for restoring the Building and/or common areas affected by the Generator and screening to their original condition after such removal. Tenant agrees, within thirty (30) days after written notice from Landlord, to remove the Generator and any screening surrounding same in the event any governmental entity or applicable law or regulation requires removal thereof or Tenant fails to materially comply with the terms stated herein within thirty (30) days after such notice. Such removal shall be in accordance with all of the terms and conditions set forth herein. If Tenant fails to remove the Generator and screening surrounding same from the Building or Common Areas upon expiration or earlier termination of the Lease, or after expiration of the thirty (30) day notice period provided above, the Generator and any screening surrounding same shall be deemed abandoned by Tenant and shall become the property of Landlord, or Landlord may remove the same at Tenant’s expense.

13. Severability. In the event any term, covenant or condition of this Amendment, the Lease, or any amendments thereto shall to any extent be invalid or unenforceable, the remainder shall not be affected thereby and each term, covenant or condition shall be valid and enforceable to the full extent permitted by law.

14. Successors and Assigns. This Amendment shall apply to, inure to the benefit of, and be binding upon the parties hereto and upon their respective heirs, legal representatives, successors and permitted assigns, except as otherwise provided herein.

15. Authority of Tenant. Tenant certifies to Landlord that it is authorized to enter into this Amendment, and that those persons signing below on its behalf are authorized to do so, and shall promptly upon the request of Landlord provide a resolution to this effect.

16. Interpretation. Although the printed provisions of this Amendment were drafted by Landlord, such fact shall not cause this Amendment to be construed either for or against Landlord or Tenant. All capitalized terms, not otherwise defined, shall be defined as provided in the Lease.

17. Full Force and Effect. Except as modified hereby, the Lease remains unmodified and in full force and effect.

18. Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of North Carolina.

19. Mutual Acknowledgment of Non-Existence of Claims. Landlord and Tenant acknowledge and agree that as of the day hereof there are no known claims by either party against the other party hereto arising from the relationship as Landlord and Tenant, respectively, pursuant to the Lease, as amended.

20. Confidentiality. Except as otherwise required by law to be disclosed by Tenant, the terms and provisions of the Lease and this Amendment are strictly confidential, are to be shared by Tenant only with its accountant, employees, and attorneys, and each of those parties shall be advised of the confidential nature of the lease and this Amendment.

21. Memorandum of Lease. The parties agree that this Lease may not be recorded but that either party may request that the other execute a Memorandum of Lease which may be recorded. The parties agree to remove the Memorandum of Lease of record upon the expiration or earlier termination of this Lease. In the event of an early termination as a result of Tenant’s default and vacation of the Premises, Tenant agrees that Landlord can unilaterally remove the Memorandum of Lease of record.

[Execution signatures contained on the following page]

IN WITNESS WHEREOF, the undersigned have caused this Amendment to be executed under seal and delivered as of the day and year first above written.

LANDLORD:

DUKE REALTY LIMITED PARTNERSHIP, an Indiana limited partnership doing business in North Carolina as Duke Realty of Indiana Limited Partnership

		By:	Duke Realty Corporation, an Indiana corporation, its General Partner

			By:	/s/ Jeffrey B. Sheehan
			Name:	Jeffrey B. Sheehan
			Title:	Senior VP

ATTEST:		TENANT:

By:	/s/ Charles H. Munn	PPD DEVELOPMENT LP, a Texas limited partnership
Name:	Charles H. Munn
Title:	Assistant General Counsel
		By:	PPD GP, LLC, a Delaware limited liability company, its General Partner

			By:	/s/ William J. Sharbaugh
			Name:	William J. Sharbaugh
			Title:	Chief Operating Officer

Guarantor hereby executes this Amendment to evidence its consent to this Amendment.

GUARANTOR:

ATTEST:			PHARMACEUTICAL PRODUCT DEVELOPMENT, INC., a North Carolina Corporation
	By:	/s/ Charles H. Munn
	Name:	Charles H. Munn
	Title:	Assistant General Counsel
			By:	/s/ William J. Sharbaugh
			Name:	William J. Sharbaugh
			Title:	Chief Operating Officer

END OF EXECUTION SIGNATURES